UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2015 (November 20, 2015)

TERRAFORM POWER, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-36542	46-4780940
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland, 20814

(Address of principal executive offices, including zip code)

(240) 762-7700

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Changes to Board of Directors and Senior Management

On November 20, 2015, SunEdison Holdings Corporation, a wholly-owned subsidiary of SunEdison, Inc. (“SunEdison”), exercised its right to designate Mr. Peter Blackmore and Mr. Jack F. Jenkins-Stark to the Board of Directors (the “Board”) of TerraForm Power, Inc. (the “Company”). Subsequent to such designations, the Board approved an increase in the size of the Board to twelve persons and appointed Mr. Christopher A. Compton to fill the vacancy. The Board also approved the following actions:

•	Mr. Peter Blackmore was appointed as the new Chairman of the Board following the resignation as Chairman of the Board by Mr. Ahmad R. Chatila, effective immediately;

•	Mr. Peter Blackmore, Mr. Jack F. Jenkins-Stark and Mr. Christopher A. Compton were appointed as the sole members of the Corporate Governance and Conflicts Committee of the Board and, as a result, Mr. Mark Lerdal and Mr. Hanif Dahya were removed from the Corporate Governance and Conflicts Committee;

•	Mr. Carlos Domenech Zornoza was removed as President and Chief Executive Officer of the Company and Mr. Brian Wuebbels was appointed to serve as the new President and Chief Executive Officer of the Company on a permanent basis, effective immediately; and

•	Mr. Alejandro Hernandez was removed as Executive Vice President and Chief Financial Officer of the Company and Mr. Manavendra Sial was appointed to serve as interim Chief Financial Officer of the Company, effective immediately.

Certain biographical and other information with respect to the newly appointed directors and officers of the Company is set forth below. The Company believes that each of the new directors qualify as independent directors under applicable law and stock exchange rules.

Shortly after a recess and prior to removal of Mr. Domenech Zomoza and Mr. Hernandez, Mr. Steven Tesoriere resigned from the Board effective immediately and departed before the continuation of the meeting. On, about or shortly after the conclusion of the meeting of the Board at which the foregoing actions were taken and, in any event after all the foregoing actions were taken, Mr. Francisco “Pancho” Perez Gundin, Mr. Mark Florian and Mr. Mark Lerdal notified the Company of their resignation from the Board, effective immediately. In addition, as a result of and effective upon the termination of Mr. Domenech Zornoza from his position as an employee of SunEdison, Mr. Domenech Zomoza was removed as a member of the Board. Immediately prior to such meeting of the Board, Mr. Lerdal was the chairperson of the Corporate Governance and Conflicts Committee and a member of the Audit Committee of the Board, and Mr. Tesoriere was a member of the Audit Committee of the Board.

The resignations of Messrs. Gundin, Florian and Lerdal were the result of their disagreement with the actions described above. A copy of certain directors’ resignation letters are filed as Exhibit 17.1 and Exhibit 17.2 to this Report. The Company has provided each of the directors with a copy of the foregoing disclosure and requested that each of the directors provide the Company with a letter stating whether each person agrees with the statements made by the Company in response to this item. The resignation of Mr. Tesoriere was not the result of a disagreement with the Company.

On November 22, 2015, Ms. Rebecca Cranna was appointed to serve as Executive Vice President and Chief Financial Officer of the Company on a permanent basis.

Biographies of New Directors and Officers

Mr. Brian Wuebbels, President and Chief Executive Officer

Mr. Wuebbels, age 43, also serves as the Executive Vice President and Chief Financial Officer of SunEdison, positions he has held since May 2012. Mr. Wuebbels has been with SunEdison/MEMC Electronic Materials, Inc. since 2007 and previously held various positions, including Vice President and General Manager—Balance of System Products, Vice President, Solar Wafer Manufacturing, Vice President of Financial Planning and Analysis and Vice President Operations Finance. Before joining MEMC, Mr. Wuebbels served as Vice President and Chief Financial Officer of Honeywell’s Sensing and Controls Business. Prior to that, Mr. Wuebbels spent 10 years at General Electric in various senior finance and operations roles in multiple businesses around the world. The Company believes that Mr. Wuebbels’ extensive leadership and financial expertise will enable him to contribute significant managerial, strategic and financial oversight skills to the Company.

Ms. Rebecca Cranna, Executive Vice President and Chief Financial Officer

Ms. Cranna, age 46, also serves as Senior Vice President and Chief Financial Officer, Global Asset Management, of SunEdison, a position she has held since September 2014. She also currently serves as an executive officer of Silver Ridge Power, LLC (“Silver Ridge Power”), a solar power company jointly owned by an affiliate of SunEdison and Riverstone Holdings LLC with operations in seven countries, a position she has held since 2014. Previously, Ms. Cranna also served as Silver Ridge Power’s Chief Financial Officer since 2010, with operations and finance responsibilities. Prior to Silver Ridge Power, Ms. Cranna served as a Vice President of AES Corporation (“AES”) from 2006 to 2009, where she led the credit review group, reporting to the General Counsel and Board of Directors for investments under consideration by AES, and was a Vice President and Managing Director in the Corporate Development group focused on M&A. From 1992 to 2006, Ms. Cranna served at AES in various positions of increasing responsibility, executing on multiple transactions including privatizations, asset divestures, non-recourse project financings (including transactions with commercial banks, multilateral institutions, and issuances of public bonds and preferred equity), and greenfield power project development for coal, gas, and hydro electric power plants across multiple geographies including Latin America, the Caribbean, Africa and United States. Ms. Cranna has a B.A. in Human Biology from Stanford University. The Company believes that Ms. Cranna’s extensive financial experience and history of leadership will enable her to effectively supervise the Company’s financial operations.

As employees of a subsidiary of SunEdison, both Mr. Wuebbels’ and Ms. Cranna’s services will be provided to the Company in accordance with the management services agreement between the Company and SunEdison and SunEdison will determine and pay both Mr. Wuebbels’ and Ms. Cranna’s compensation. In addition, both Mr. Wuebbels and Ms. Cranna may participate in employee benefit plans, equity plans, and arrangements sponsored by SunEdison, including plans that may be established in the future.

Mr. Manavendra Sial, Interim Chief Financial Officer (until November 22, 2015)

Mr. Sial, age 39, joined SunEdison as Chief Financial Officer, Solar Materials in early 2010. In 2012, he was promoted to the role of Chief Financial Officer, Solar Energy, of SunEdison and currently serves as Senior Vice President, Finance & Deputy Chief Financial Officer of SunEdison. Mr. Sial held various senior leadership roles at General Electric prior to joining SunEdison.

Mr. Peter Blackmore, Director

Mr. Blackmore, age 68, was a member of the SunEdison’s Board of Directors from 2006 until his resignation on November 20, 2015. He has also served as President, Chief Executive Officer and a member of the Board of Directors of ShoreTel, Inc., an internet protocol communications company from December 2010 until his retirement in August 2013. From July 2008 until September 2010, Mr. Blackmore served as President, Chief Executive Officer and a member of the board of directors of UTStarcom, Inc., an internet protocol company. From July 2007 to July 2008 he was President and Chief Operating Officer for UTStarcom. Before this position, Mr. Blackmore had been Executive Vice President of Unisys Corporation from February 2005 to July 2007. From 1991 through August 2004, Mr. Blackmore served in various roles at Compaq Computer Corporation, and Hewlett-Packard Company, or HP, most recently as Executive Vice President of the Customer Solutions Group at HP from May 2004 through August 2004, and as Executive Vice President of the Enterprise Systems Group at HP from 2002 to May 2004. Prior to the merger of Compaq and HP, he served as Senior Vice President of Worldwide Sales and Service of Compaq from 2000 through 2002 and Senior Vice President of Worldwide Sales and Marketing of Compaq from 1998 through 2000. Mr. Blackmore was a member of the Board of Directors of Multi-Fineline Electronix, Inc. from 2005 to 2008. Mr. Blackmore has significant experience in the computer and telecommunications industries. In addition, he has significant experience in China and India through his work with HP and UTStarcom. Mr. Blackmore brings to the Company extensive sales and marketing experience in consumer and related markets, including senior management responsibility. He also brings to the Company the experience obtained by his prior service as the chief executive officer of two publicly-listed companies. Mr. Blackmore will serve as a member of the Corporate Governance and Conflicts Committee. In addition, Mr. Blackmore will serve as the new Chairman of the Board as described above.

Mr. Jack F. Jenkins-Stark, Director

Mr. Jenkins-Stark, age 64, currently is the Chief Financial Officer of Imergy Power Systems and has served in such capacity since December 2013. From May 2007 to November 2013, Mr. Jenkins-Stark served as Chief Financial Officer of BrightSource Energy and from April 2004 to May 2007 served as Chief Financial Officer of SVB Financial Group. Prior to his employment in such roles, Mr. Jenkins-Stark served in a variety of senior management capacities for public and private energy companies, including serving in a number of financial positions for PG&E Corp. for over twenty years. Mr. Jenkins-Stark brings to the Company significant financial expertise and experience obtained from his prior service as the Chief Financial Officer for multiple public and private companies, as well as a long history of experience in the energy industry. Mr. Jenkins-Stark will serve as a member of the Corporate Governance and Conflicts Committee and the Audit Committee of the Board.

In December 2014 and May 2015, SunEdison purchased an aggregate of approximately 30.7 million preferred shares issued by Imergy Power Systems at an aggregate purchase price of $4.0 million, representing approximately 3.3% of the outstanding equity securities of Imergy Power Systems on a fully diluted basis.

In 2015, SunEdison purchased two units of ESP30/120 systems for India rural electrification projects from Imergy Power Systems for an aggregate purchase price of $253,000. SunEdison is also currently in negotiations to enter into an agreement with Imergy Power Systems, whereby Imergy Power Systems would supply SunEdison with 1,000 batteries for use in rural projects in India.

Mr. Christopher A. Compton, Director

Mr. Compton, age 66, served in various senior finance positions with Chiquita Brand International, Inc. from 1987 to 2012 after which he retired. Following his retirement, Mr. Compton has worked as an independent consultant. Mr. Compton adds an accomplished international banking, capital markets and corporate finance background to our Board and possesses extensive financial experience from his tenure with a large public company. Mr. Compton will serve as a member of the Corporate Governance and Conflicts Committee and the Audit Committee of the Board.

Each of the newly appointed members of the Board are entitled to the Company’s previously disclosed compensation for “non-employee directors” as set by the Board and will receive (i) their respective pro rata portion of the cash retainers paid by the Company to its non-employee directors and (ii) their respective pro rata portion of the $150,000 in restricted stock units awarded by the Company to its non-employee directors, in each case, for the fiscal year ending December 31, 2015.

Item 7.01	Regulation FD Disclosure.

On November 23, 2015, the Company issued a press release announcing these changes to the Board and executive officers. A copy of the press release is furnished as Exhibit 99.1 to this Report.

In accordance with General Instruction B.2 of Form 8-K, the press release is deemed to be “furnished” and shall not be deemed “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information and Exhibit be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

17.1	Letter from Mr. Mark Florian, dated as of November 20, 2015.

17.2	Letter from Mr. Mark Lerdal, dated as of November 20, 2015.

99.1	Press Release of TerraForm Power, Inc., dated as of November 23, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRAFORM POWER, INC.

November 27, 2015	By:	/s/ Brian Wuebbels
	Name:	Brian Wuebbels
	Title:	President and Chief Executive Officer

Exhibit Index

Exhibit No.	Description

17.1	Letter from Mr. Mark Florian, dated as of November 20, 2015.

17.2	Letter from Mr. Mark Lerdal, dated as of November 20, 2015.

99.1	Press Release of TerraForm Power, Inc., dated as of November 23, 2015.